As filed with the Securities and Exchange Commission on December 1, 1998
                                                    Registration  No. 333-
=====================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM SB-2
                      REGISTRATION STATEMENT
                             UNDER THE
                      SECURITIES ACT OF 1933

               PARADIGM ADVANCED TECHNOLOGIES, INC.
               ------------------------------------
          (Name of Small Business Issuer in its Charter)

    Delaware                    7373                   33-0692466
    --------                    ----                   ----------
 (State or Other    (Primary Standard Industrial    (I.R.S. Employer
  Jurisdiction       Classification Code Number)     Identification No.)
of Incorporation
or Organization)

                    1 Concorde Gate, Suite 201
                         Toronto, Ontario
                          Canada M3C 3N6
                          (416) 447-3235
                    ---------------------------
   (Address and Telephone Number of Principal Executive Offices)

          David Kerzner                     With a copy to:
     Chief Executive Officer
 Paradigm Advanced Technologies,         Paul J. Pollock, Esq.
               Inc.                     Piper & Marbury L.L.P.
    1 Concorde Gate, Suite 201        1251 Avenue of the Americas
         Toronto, Ontario              New York, New York 10020
          Canada M3C 3N6              Phone: (212) 835-6000
    Phone: (416) 447-3235               Fax: (212) 835-6001
     Fax:  (416) 447-3974
    ---------------------------       ----------------------------
     (Name, Address and Telephone Number of Agents For Service)

      Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier registration statement for the same offering. __________________
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. __________________
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ______________________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ____________

                  CALCULATION OF REGISTRATION FEE
=====================================================================
    Title of Each                Proposed     Proposed
      Class of                    Maximum     Maximum
     Securities       Amount     Offering    Aggregate    Amount of
  to be Registered      to be      Price      Offering   Registration
                    Registered   Per Unit      Price         Fee
=====================================================================
    Common Stock,     20,428,333  .0938*    $1,916,177.64  $565.27
  $0.0001 par value
=====================================================================

     * Pursuant to Rule 457(c), the proposed maximum offering price is estimated to be the average of the closing bid price ($.0625) and asked price ($.1250) for the Company's securities of the same class on November 24, 1998.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998

PROSPECTUS

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                20,428,333 Shares of Common Stock




      This is a public offering of shares of Common Stock of Paradigm Advanced Technologies, Inc. The selling stockholders identified in this prospectus are offering and selling all the shares covered by this Prospectus.

      The selling stockholders have the right to determine both the number of shares they will offer and the time or times when they will offer the shares. They may sell the shares at the market price at the time of the sale or at such other prices as they may negotiate.

      Paradigm will not receive any of the proceeds from the offering, but will receive the proceeds from the conversion of any of the convertible debentures. Paradigm is registering the sale of the shares under this Prospectus on behalf of the selling stockholders in accordance with registration rights that it granted to the selling stockholders.

     The Common Stock is quoted on the Nasdaq Over-the-Counter Bulletin Board under the symbol "PRAV." On November 24, 1998, the Nasdaq Bulletin Board reported that the closing bid price of the Common Stock was $.0625, and the closing asked price of the Common Stock was $.1250.



  INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
              SEE "RISK FACTORS" BEGINNING ON PAGE 5.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
    SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
     SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE
                            PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



   The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these shares until the registration statement filed with the Securities and
    Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.



          The date of this Prospectus is December __, 1998.

                         Table of Contents


                                                             Page
                                                             ----

PROSPECTUS SUMMARY...........................................3

THE OFFERING.................................................4

RISK FACTORS.................................................5

USE OF PROCEEDS.............................................11

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....11

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...12

RESULTS OF OPERATIONS.......................................12

DESCRIPTION OF BUSINESS.....................................13

DILUTION....................................................20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
     PERSONS................................................20

EXECUTIVE COMPENSATION......................................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
     MANAGEMENT AND SELLING STOCKHOLDERS....................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............25

DESCRIPTION OF SECURITIES...................................25

SHARES ELIGIBLE FOR FUTURE SALE.............................26

PLAN OF DISTRIBUTION........................................26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES.........................27

LEGAL MATTERS...............................................28

EXPERTS.....................................................29

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................F-1

                         PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Common Stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements before making any decision to purchase the Common Stock. Unless we say otherwise, the statements in this Prospectus give effect to the approval by the stockholders of an increase in the number of authorized shares of Common Stock we may issue to 100,000,000.

                              Paradigm

     Paradigm Advanced Technologies, Inc. is a development stage company that develops, markets, and distributes software-based digital video surveillance and global positioning system ("GPS") tracking systems for security use and other purposes. Our products currently include

      VideoBank - a software-based video surveillance system that permits the user to store video images on a computer disk drive rather than on conventional videotape.

      VideoBank Remote - a similar software-based video surveillance system that permits the transmission of video images using ordinary telephone lines rather than coaxial or proprietary transmission lines.

      GPS tracking technology - global positioning systems for personal tracking as well as for vehicular tracking purposes.

      We believe that these products represent improvements over existing video surveillance and GPS technology, not only in terms of ease of use of the products, but also in terms of the products' capabilities for recalling and manipulating video data, the ability to upgrade the systems without needing to replace hardware components, and the products' general independence from particular or proprietary hardware components.

      We anticipate that the new versions of VideoBank containing the enhanced compression software application will be ready for market in the first quarter of 1999 and that they will offer improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with video capture cards made by different manufacturers rather than solely with one proprietary card.

     The GPS product line is in the beta testing stage, and it is anticipated that production units will be available by the first quarter of 1999. Paradigm intends to be the first company to be licensed under a unique broad-based patent, which covers transmission of GPS coordinates via any cellular network. The patent, which has been issued and upheld in the United States and Australia, is pending in Canada and Japan. Paradigm has also entered into a joint venture with the patent holder as the exclusive worldwide licensing agent for the patent. We believe that the licensing of existing companies presently infringing on the patent as well as those who are just entering the market will generate future recurring revenues.

      The Company's principal executive offices are located at 1 Concorde Gate, Suite 201, Toronto, Ontario, Canada, M3C 3N6; telephone and its telephone number is (416) 447-3235. The Company was incorporated in Delaware in January, 1996.

                           THE OFFERING

Shares of Common Stock Offered                 20,428,333

Use of Proceeds                                Paradigm will not receive any
                                               proceeds from the sale of the
                                               shares by the selling
                                               stockholders, but will receive
                                               proceeds from the exercise of
                                               any of the convertible
                                               debentures.  It will use any such
                                               proceeds for working capital and
                                               other corporate purposes.

Risk Factors                                   The shares offered under this
                                               Prospectus involve a high degree
                                               of risk.  See "Risk Factors" and
                                               "Business."

Nasdaq Symbol                                  PRAV

Exchange Rate                                  Any monetary amounts provided
                                               by Paradigm in Canadian dollars
                                               have been converted to U.S.
                                               dollars at the exchange rate of
                                               U.S.$1.00 = $1.5321 Canadian,
                                               the rate prevailing on November
                                               24, 1998.

                                  RISK FACTORS

      Investing in Paradigm's Common Stock is very risky. You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. If you are not in a financial position to bear a complete loss of your investment, you should not purchase any of the shares.

Limited Operating History, Historical Operating Losses

      Paradigm is subject to risks associated with early stage companies including, among others, start-up losses, uncertainty of revenues, absence of current profitability and the need for additional funding. Since our inception, we have had limited operations, no revenues and have incurred cumulative losses to September 30, 1998 are $4,114.544. We have also made few product sales. Due to our history of operating losses, we may never be successful in addressing such risks or achieving product sales and, therefore, may never become profitable. See "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto.

Fluctuations in Quarterly Results of Operations

      Paradigm's results of operations will continue to vary significantly and will be highly dependent on the timing of product introductions and enhancements, its competitors, changes in pricing, execution of any necessary technology licensing agreements and the volume and timing of orders received, all of which are difficult to forecast. Our current and future expenses are based on our operating plans and sales forecasts, and estimates of future revenues are, to a large extent, fixed. Accordingly, we may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall and may, therefore, experience material and adverse fluctuations in results of operations on a quarterly or annual basis. Any significant shortfall in revenues in relation to our planned expenditures would seriously harm our business, financial condition and results of operations. In addition, from time to time, we may make certain pricing, product or marketing decisions as a strategic response to changes in the competitive environment. Such changes could result in significant expenditures that could seriously decrease our results of operations. Therefore, the Company believes that period to period comparisons of its revenues and results of operations are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis or Plan of Operation."

Dependence on Current Management and Future Availability of Qualified Personnel

      Our performance depends significantly on the continued services of our senior management, including David Kerzner, Paradigm's founder, President and Chief Executive Officer, Selwyn Wener, Chief Financial Officer, and Clifford Richler, Vice President, and upon our ability to attract and retain qualified personnel in the future. The loss of services of any key management personnel could adversely affect the Company's financial condition or results of operations as a result of the time and effort that would be required to familiarize any new management with Paradigm's operations and to implement Paradigm's business plan. We believe that our future success will depend in a large part upon our ability to attract and retain highly skilled managerial, sales, marketing and product development personnel. Competition for qualified personnel in most technology-related industry sectors is intense, and we cannot be certain that we will be able to continue to attract and retain personnel who possess the skills and experience necessary to meet our needs. The Company maintains no "key man" insurance on any of its officers or directors. Mr. Kerzner and Mr. Richler both have consulting agreements with the Company that contain non-competition covenants and confidentiality and non-solicitation provisions, among others. See "Management" and "Executive Compensation - Employment Agreements."

Possible Volatility of Stock Price

      The stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology and emerging growth companies in a manner unrelated to or disproportionate with the operating performance of such companies. The market for stocks of companies with smaller amounts of capital like ours can be subject to greater price volatility than the stock market in general These market fluctuations may adversely affect the price of the Common Stock. In addition, factors such as announcements of the introduction of new or enhanced products by Paradigm or by its competitors and quarter-to-quarter variations in Paradigm's results of operations may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

Potential Effect of Future Sales of Common Stock Under Rule 144 or Otherwise

      The market price of the Common Stock could drop as a result of sales in the market of a large number of shares of Common Stock or the exercise of options for Common Stock., or the perception that such sales or exercise of options could occur. These factors could also make it more difficult for Paradigm to raise funds through future offerings of Common Stock. On the date of this Prospectus, there were 42,710,995 shares of Common Stock issued and outstanding. Of these shares

      o    7,802,217  shares are presently freely tradable, without restriction,

      o the shares sold in this offering will be freely tradable, without restriction, and

      o 34,908,778 shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and will become eligible for sale in the public market subject to the provisions of Rule 144.

      In general under Rule 144, a person who has satisfied a one-year holding period may sell restricted securities within any three-month period limited to a number of shares which does not exceed the greater of (i) one percent of the then outstanding shares or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits the sale of "restricted securities" by a person who has not been an affiliate of the issuer and who has satisfied a two-year holding period without any quantity limitation.

      In addition, Paradigm has (i) granted options to purchase a total of 10,493,334 shares of Common Stock. and (ii) issued warrants to purchase a total of 3,607,111 shares of Common Stock All of these options have vested, but none have been exercised, as their exercise price is higher than the market value of the shares. If and when these options are exercised, the underlying shares will be freely tradable, as Paradigm registered the shares authorized in its 1996 Stock Option Plan under a Registration Statement on Form S-8, which was filed with the SEC on February 4, 1997. The warrants became exercisable in March 1998, and the underlying shares will be restricted securities and will become eligible for sale in the public market subject to the provisions of Rule 144.

Potential Dilutive Effect of Authorized but Unissued Shares of Common Stock

     We are authorized to issue 100,000,00 shares of Common Stock. Of such shares

      o    42,710,995 shares are issued and outstanding,

      o 11,100,000 shares are reserved for issuance upon the conversion of the convertible debentures,

      o 10,000,000 shares are reserved for issuance upon the exercise of options granted under Paradigm's 1996 Stock Option Plan; and

      o 493,334 shares are reserved for issuance upon the exercise of other options granted by Paradigm.

      Although the Board of Directors currently has no plans to issue any unissued shares except in connection with the convertible debentures and the stock options, such issuances and the issuance of any new shares would have the effect of diluting the interests of current stockholder and purchasers in the offering. See "Dilution" and "Executive Compensation - 1996 Stock Option Plan."

Limited Prior Market for Common Stock

     The Common Stock is quoted on the Nasdaq-OTC Bulletin Board. To date, there has not been an active market in Paradigm's stock. We do not know the extent to which investor interest in Paradigm will lead to the development of a liquid trading market. See "Market for Common Equity and Related Stockholder Matters."

Risk of being Low-Priced Stock ("Penny Stock")

      The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security registered or approved for registration and traded on a national securities exchange or quoted on the Nasdaq National Market and an equity security issued by the issuer that has:

      o net tangible assets of at least $2,000,000, if such an issuer has been in continuous operation for three years;

      o    net  tangible  assets of at least  $5,000,000,
           if  such   issuer   has  been  in   continuous
           operation for less than three years; or

      o average revenue of at least $6,000,000 for the preceding three years.

      The Common Stock does not meet these criteria. On April 12, 1996, the Common Stock was accepted for quotation on the Nasdaq-OTC Electronic Bulletin Board. From the time of the listing through November 27, 1998, the high and low bid prices of the Common Stock has been well below the $5.00 level. Therefore, the Common Stock is subject to Rules 15g-2 through 15g-9 (the "Penny Stock Rules") under the Exchange Act. The Penny Stock Rules impose additional reporting, disclosure and sales practice requirements on brokers and dealers and require them to make a special suitability determination of each purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the Penny Stock Rules may affect the ability of brokers and dealers to sell the Common Stock and may affect the ability of purchasers to sell in the secondary markets any of the shares acquired under this Prospectus. This restricted market, in turn, could have an adverse effect on the valuation of the Common Stock.

Absence of Dividends

      For the foreseeable future, we anticipate retaining our earnings for the operation and growth of our business, and we do not anticipate paying cash dividends on our capital stock.

Control by Existing Stockholders

     Upon completion of this offering, our directors, officers and greater than 5% stockholders (and their respective affiliates), taken as a group, will beneficially own approximately 30.3% of the outstanding Common Stock. Certain principal stockholders are directors or executive officers of the Company. As a result, these stockholders, acting together, are likely to be able to influence matters requiring approval by the stockholders of the Company, including the election of directors and any merger, consolidation or sale of all or substantially all of Paradigm's assets. In addition, such persons, acting together may have the ability to control the management and affairs of Paradigm. Accordingly, this concentration of ownership could seriously harm the market price of the Common Stock by:

      o delaying, deferring or preventing a change in control of Paradigm;

      o impeding a merger, consolidation, takeover or other business combination involving Paradigm; or

      o discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Paradigm.

     See "Security Ownership of Certain Beneficial Owners and Management."

Emerging Market for Software-Based Video Surveillance Systems

      The market for software-based video surveillance systems is emerging and is dependent on the general demand for video surveillance systems, which is difficult to predict with any certainty. The general demand for video surveillance systems is dependent on a number of variables, including the commercial and residential construction markets, the overall crime rate and the property crime rate in a particular locality and nationally, the development of better and more cost-effective technology and equipment, the effects of advertising, and more widespread acceptance of such technology. Unless and until the general demand for video surveillance systems grows, demand for software-based video surveillance systems is likely to be limited, and market share is likely to derive primarily from direct competition with hardware-based systems. Even if there is an increase in demand for video surveillance systems in general, the demand for software-based systems may not increase at the same rate. See "Description of Business"

      The GPS tracking products represent new and emerging technology. Rapid growth is driving the industry to invest in miniaturization. Our patent rights will help to leverage our ability to make sales. However, many of the large users of the technology will most likely put up resistance to any attempts to collect royalties on products that have had some market history. Therefore, the success of the GPS technology will depend, in part, upon our ability to effectively market and license the technology.

Rapid Technological Change

      The emerging software-based video surveillance system market, and the computer industry in general, are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. To remain competitive, we must continuously update its existing and planned products to keep them current with changing technologies and must develop new products to take advantage of new technologies that could render the our existing products obsolete.

      Paradigm's future prospects are highly dependent on its ability to increase the functionality of its products in a timely manner and to develop new products that address new technologies and achieve market acceptance. If we are unable to develop and introduce such products in a timely manner, due to resource constraints or technological or other reasons, this inability could have a material adverse effect on our results of operations. In particular, the introduction of new products is subject to the inherent risk of development delays. Paradigm has experienced product development delays in the past, and such delays may occur in the future. In addition, due to the uncertainties associated with Paradigm's emerging market, we may not be able to forecast product demand accurately or to respond in a timely manner to changing technologies and customer requirements. See "Description of Business--VideoBank and GPS products" and "--New Versions of Products."

Competition

      The market for video surveillance and GPS tracking systems, including the Paradigm's software-based system, is highly competitive and is characterized by pressures to:

      o    reduce prices,

      o    incorporate new features, and

      o    accelerate the release of new products.

      A number of companies currently offer products that compete directly or indirectly with Paradigm's system. Certain of our competitors or potential competitors have significantly greater financial, management, technical and marketing resources and other competitive resources, as well as longer operating histories, greater name recognition, and a larger customer base, than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than Paradigm. Although Paradigm considers its digital software product to be superior in the security industry, competition in the security industry is expected to develop, increase, and generally become more intense. As a result, we may not be able to maintain a competitive position against current or future competitors as they enter the market in which we compete. We believe that significant competitive factors affecting this market are:

      o    depth of product functionality,

      o    product quality and performance,

      o    product price, and

      o    customer support.

      In the event that competition significantly increases, competitive pressures could cause Paradigm to reduce the prices of its products, which could adversely affect its results of operations. Competition also could increase if new companies enter the market or if existing competitors expand their product lines. An increase in competition could result in price reductions and loss of market share. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, also could reduce our gross margins and have a material adverse effect on our financial condition or results of operations. Although we believe we have certain technological and other advantages over our competitors, maintaining such advantages will require continued investment in research and development and sales and marketing. In addition, competitors have established and, in the future, may continue to establish collaborative relationships among themselves or with third parties, including third parties with whom Paradigm has strategic relationships, in order to increase the ability of their products to address the security needs of prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, Paradigm's financial condition or results of operations could be materially adversely affected. See "Description of Business--Competition."

Future Capital Needs and Uncertainty of Additional Funding

      Paradigm has expended, and will continue to expend in the future, substantial funds to complete the research and development, manufacturing and marketing of its products. Paradigm is currently in negotiations to obtain additional financing to fund its operations. Paradigm anticipates that it will seek additional funding through public or private sales of its securities, including equity securities. It may not be possible to obtain adequate funds, whether through financial markets, bank loans, or collaborative or other arrangements with corporate partners or from other sources, when needed or on terms acceptable to us. In the event that Paradigm is not able to obtain additional funding on a timely basis, it may be required to scale back or eliminate certain or all of its development, manufacturing or marketing programs or to license third parties to commercialize products or technologies that Paradigm would otherwise seek to develop, manufacture or market itself. Any of these actions could reduce Paradigm's market share and competitiveness in the industry, resulting in a material adverse effect on its financial condition or results of operations. See "Plan of Operation."

Reliance on Third Party Resellers

      A substantial majority of our sales revenues in the future may be derived from the sale of our products through third parties. Accordingly, we may become dependent on the continued viability and financial stability of these resellers, many of which also offer products of several different companies including, in some cases, products that are competitive with Paradigm's products. Should any of these resellers elect to discontinue to purchase our products over time or to provide such products with adequate levels of support, our sales revenues would decrease causing us to incur potentially significant time and effort to establish relationships with new resellers. See "Description of Business."

Dependence on Third Parties for Manufacturing and Shipping

      Paradigm relies, in part, on independent third parties to manufacture, install, and ship its finished products. The manufacture of Paradigm's products primarily consists of duplicating diskettes or pressing CD-ROMs, printing manuals and packaging and assembling finished products, all of which are or may be performed either by Paradigm or by a third party acting in accordance with our specifications. Additional assembly is required when our products are installed on a computer's hard disk drive, together with the necessary additional equipment, and sold as a complete video surveillance system. Although our products do not depend upon any particular or proprietary computer hardware configuration, and we believe that there are several vendors who can supply the manufacturing and shipping services required for its products, any significant failure to establish reliable manufacturing and distribution facilities for the products on a timely basis could have a material adverse effect on the Company's results of operations. In addition, the GPS hand-held hardware products are manufactured by one manufacturer, Adastra Technologies Inc., a Quebec company. Adastra designs, builds, packages, and ships the GPS hardware in accordance with Paradigm's specifications and on a when needed basis. Should Adastra's services become unavailable for any reason, a portion of Paradigm's business could become suspended while Paradigm sought such services elsewhere. Such interruption of work and the time and effort required to develop relations with a new GPS manufacturer could significantly reduce Paradigm's revenues. See "Description of Business."

Management of Growth

      Presently, we intend to grow our business through internal growth and collaborations with other surveillance technology companies. In the past, growth has placed a substantial burden on our managerial, operational, financial and information systems. Our ability to increase sales and remain competitive depends upon our ability to:

      o    obtain capital to fund research and development,

      o    manage costs,

      o adapt our infrastructure and systems to accommodate growth, and

      o    recruit and train additional qualified personnel including
           -    software, technical and development engineers, and
           -    managerial, sales, marketing and operations personnel

      Competition for such personnel is intense, and there is no certainty that we will be successful in attracting and retaining such personnel. Our success depends to a significant extent on the ability of our executive officers and other members of senior management to respond to these challenges effectively and to take necessary measures in a timely manner. Our inability to manage growth effectively could have a material adverse effect on the our business, results of operations and financial condition.

Limited Protection of Proprietary Technology

      We regard our software technology as proprietary and attempt to protect it under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. We distribute individual copies of our software under a "shrinkwrap" license agreement containing these restrictions and generally do not obtain signed license agreements from our end users. Although the enforceability of shrinkwrap licenses is not well established, we are not aware of any third parties that are making unauthorized use of our proprietary technology. However, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. The steps that we take to protect our proprietary rights may not be adequate, and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, the laws of certain countries in which our products are or may be distributed do not protect our products and intellectual property rights to the same extent as the laws of the United States and Canada. As the number of software products in the market increases and the functionality of these products further overlaps, we believe that software will increasingly become the subject of claims of infringement on the rights of others. To date no third party has filed an infringement claim against Paradigm, and there have been no explicit threats of litigation asserting that our products infringe someone else's intellectual property rights. If an infringement claim is asserted against us, we may be required to participate in costly litigation or to obtain a license to continue to use the intellectual property in question. The failure of the Paradigm to obtain any such licenses on reasonable terms or to avoid infringement litigation would cause us to incur a large expense that could be extremely detrimental to the our business. See "Description of Business."

Risk Associated with the Year 2000

      The Year 2000 issue arose from computer programs which were written using two digits rather than four to define the applicable year. For example, date-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. Such misrecognition could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

      We rely on our systems in operating and monitoring all aspects of our business. We also rely on the external systems of our manufacturers, suppliers and third-party resellers. We have begun to identify all of our significant internal software applications which contain source codes that may be unable to appropriately interpret the Year 2000 and have already begun to fix or replace those applications. We have determined that our accounting system is Year 2000 Complaint. Management believes that the estimated costs to modify or replace any other systems before the Year 2000 are not significant.

      In addition, we have asked our major suppliers, manufacturers and third-party resellers about their progress in identifying and addressing problems related to the Year 2000. Certain of these companies have informed us that they do not anticipate problems in their business operations due to Year 2000 compliance issues. We are currently unable to determine the extent to which Year 2000 issues will affect our other suppliers, manufacturers or third-party resellers or the extent to which we would be vulnerable to their failure to fix any of their Year 2000 problems.


                          USE OF PROCEEDS

      Paradigm will not receive any proceeds from the sale of the shares by the selling stockholders.


     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On April 12, 1996, the Common Stock was approved for quotation on the Nasdaq Over-the-Counter Electronic Bulletin Board under the symbol "PRAV." Prior to that date, there was no public market for the Common Stock. The following table sets forth the range of high and low closing representative bid prices of the Common Stock for each quarter from April 12, 1996 through September 30, 1998 (as reported by Nasdaq), which represent inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

Fiscal Year Ended December 31, 1996                 High Bid   Low Bid
-----------------------------------                 --------   -------

   Second Quarter Ended June 30, 1996
     (from April 12, 1996)                         $0.1845     $0.1562
   Third Quarter Ended September 30, 1996          $0.2915     $0.1710
   Fourth Quarter Ended December 31, 1996          $0.4375     $0.125

Fiscal Year Ended December 31, 1997
-----------------------------------

   First Quarter Ended March 31, 1997              $0.375      $0.125
   Second Quarter Ended June 30, 1997              $0.25       $0.0625
   Third Quarter Ended September 30, 1997          $0.40625    $0.125
   Fourth Quarter Ended December 31, 1997          $0.22       $0.11

Fiscal Year Ended December 31, 1998
-----------------------------------

   First Quarter Ended March 31, 1998              $           $
   Second Quarter Ended June 30, 1998              $           $
   Third Quarter Ended September 30, 1998          $           $

      As of November 24, 1998, there were 56 holders of record of the Common Stock. Paradigm has never declared or paid a cash dividend on its capital stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. Paradigm currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to possible restrictions of Paradigm's lenders.


     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion contains forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond Paradigm's control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

RESULTS OF OPERATIONS

      Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

      The  Company  recorded  revenue  of  $23,465  for the  nine  months  ended
September  30, 1998 as compared to sales of $533,967  for the nine months  ended
September 30, 1997. The Company's only revenue for the nine months ended September 30, 1998 comprised the sale of a portion of the VideoBank software rights to a third party. Most of the sales for the prior year arose from a one time barter sale which was recorded in the first quarter of the 1997 fiscal year. The Company was unable to recover the proceeds of this sale and credited the sale in the fourth quarter of the 1997 fiscal year.

      Selling, General and Administrative Expenses for the nine months ended September 30, 1998 were $243,060 as compared to $83,524 for the nine months ended September 30, 1997. This decrease is due to the closing of the California office in September 1997 and a reduction in staff due to the outsourcing of research and development activities.

      The net loss before extraordinary items for the nine months ended September 30, 1998 was $236,942 as compared to a loss of $656,256 for the nine months ended September 30, 1997. The loss for 1998 is due to the lack of revenue, as the Company was not able to recover most of its expenses.

      Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

      During the year ended December 31, 1997, the Company's sales totaled $47,468 as compared to $55,689 for the year ended December 31, 1996. Most of the sales are attributable to sale of VideoBank and individual hardware items. As a result of a shortage of funds, the Company closed its office in California in September 1997 and significantly reduced all its operations

      The Company recorded a gross loss of $306,470 for the year ended December 31, 1997 as compared to gross profit of $7,806 for the year ended December 31, 1996. The gross loss is due to the write off of all inventories as they were considered to have no realizable value.

      The Company had a net loss of $1,512,215 for the year ended December 31, 1997 as compared to a loss of $1,435,387 for the year ended December 31, 1996. The losses are attributable to the write off of irrecoverable receivables and inventories in the fourth quarter of 1997 and product development, start-up expenses and marketing expenses incurred in 1996 and the first nine months of 1997. It is anticipated, however, that there will be a steady decline in losses in future quarters.

      Liquidity and Capital Resources

      The Company had cash on hand and in trust of $36,551 at September 30, 1998. In order to finance future operations, the Company needs to raise additional funds through the issue of additional shares and debt.

      Plan of Operation

      The Company's efforts continue to center on the development and distribution of its Global Positioning Satellite tracking devices and VideoBank and VideoBank-Remote video surveillance products. The Company has worked on developing and solidifying its manufacturer's representative network by entering into distribution or sales representation agreements with manufacturers and developers of software-based video surveillance systems, developing its advertising and promotional materials and customer database, and planning of a public relations campaign, and will continue to work on all of these activities. The Company currently plans to continue to use its existing marketing and distribution methods, but also is reviewing and evaluating these methods in order to determine whether better or more efficient practices may be available. The Company also will continue to concentrate on generating revenues from existing relationships with businesses that are already familiar with the Company's products and have expressed a willingness to buy. The Company will continue to concentrate particularly on consolidating its distribution networks, cementing its client relationships, and establishing an image and brand-name recognition for the Company in the marketplace in which it competes.

      The Company does not currently have any intentions to acquire a plant or any significant equipment as the Company's warehouse and production facility requirements are minimal. The Company may increase the number of its employees as it continues to grow and further solidifies and consolidates its distribution networks.

      The Company intends to raise additional funds on an as-needed basis to finance its future activities through the issuance and sale of additional shares of stock, the sale of new products and assumption of additional debt.

Purchase of 1280884 Ontario Inc.

      In February 1998, the Company acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary North York Leasing Inc. The Company issued 3,720,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and is required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the Company's shares is less than 25 cents, so that the total consideration is the equivalent of $930,000. The Company has instituted legal action against the legal firm that represented the other parties in the above transaction and that was the escrow agent for the above shares and is claiming that these shares be canceled and that damages be paid to the Company.

     The Company sold the above companies in June 1998 to an unrelated party for a nominal sum. Under the terms of the purchase agreement, the purchaser and the secured creditors of 1280884 Ontario Inc. and North York Leasing Inc. granted the Company a full release from all its commitments concerning 1280884 Ontario Inc. and North York Leasing Inc. The Company wrote off its investment in 1280884 Ontario Inc. and North York Leasing Inc. at the end of March 1998.


                      DESCRIPTION OF BUSINESS

General

      Paradigm Advanced Technologies, Inc. ("Paradigm" or "We") is a development stage company incorporated in Delaware on January 12, 1996 that was formed to capitalize on the need for digital image and interactive GPS tracking technology in North America and abroad. Paradigm has essentially three sources of revenue which include the sale of GPS products, the licensing of users of the GPS/CELLULAR technology under the patent described below, and the sale of VideoBank products. On its date of incorporation, Paradigm acquired all of the right, title and interest in a security and surveillance products business established by Paradigm Advanced Technologies Joint Venture (the "Joint Venture"). The Joint Venture was dissolved on the same day.

   Our VideoBank products current include a software-based video surveillance system that permits the user to store video images on a computer disk drive rather than on conventional videotape, and VideoBank Remote, a similar software-based video surveillance system that permits the transmission of video images using ordinary telephone lines rather than coaxial or proprietary transmission lines. In addition, Paradigm has GPS tracking technology for personal tracking as well as for vehicular tracking purposes. We believe that these products represent improvements over existing video surveillance and GPS technology, not only in terms of ease of use of the products, but also in terms of the products' capabilities for recalling and manipulating video data, the ability to upgrade the systems without needing to replace hardware components, and the products' general independence from particular or proprietary hardware components.

      Our present strategy is to aggressively market and promote the existing versions of the VideoBank and GPS products, and simultaneously to continue developing the proprietary upgraded versions of these products. Our products generally compete with hardware-based or videotape-based video surveillance products, and, therefore, we intend to use our marketing and advertising efforts to increase awareness of the advantages of its software-based system. We believe that demand for GPS tracking systems will be driven by factors such as: the expanding demand for GPS products for use in commercial fleets as well as the consumer markets for safety and security. In addition, the trend is now veering towards GPS/Cellular usage verses RF transmissions, which was traditionally used in the past.

The specific GPS and digital image products presently being developed are as follows:

           "R-2" is a vehicle or personal security device that enables instant transmission of a location to a central monitoring station or personal computer via the Internet. A person's position can be tracked on a panic or alarm initiated transmission, accurate to within 2-5 meters, instantly available at the monitoring station through the use of GPS satellites. The system is also designed as a management tool that can archive the whereabouts of a vehicle or individual on an ongoing basis;

           "VideoBank DVR" is a fully integrated software program, which will record, store and playback full motion, high-resolution color images in the same fashion as a time-lapse VCR (videocassette recorder for security applications). The software will allow for remote viewing of video images stored in the VideoBank, as well as for the transmission of images over various types of communication mediums such as, standard telephone lines, ISDN, Cellular, T1, ADSL, and Satellite.

      The market for security products in general is very strong and is not periodic or cyclical in its growth patterns. Growth has averaged over 8% for the past 10 years. However, the GPS market has experienced enormous growth. The Strategis Group of Washington D.C. predicted in 1997 that revenues from five wireless location applications have the potential to exceed $8 billion per year in a mature market. The five wireless location applications identified are information and emergency services, automobile tracking, vehicle location for fleets, child location and asset tracking. U. S. manufacturers own approximately 75% of the worldwide market share. The market size has almost quadrupled from 1993 when it stood at $510 million. Sales of GPS receivers are expected to reach $9.6 billion by the year 2000. The market for GPS over cellular technology is estimated at $8.5 billion by the year 2005.

      Demand is very strong and the VideoBank and GPS line of products are expected to be one of the first digital recording and transmission devices with GPS tracking capabilities to reach this fertile market. Recent breakthroughs, involving the introduction of "Wavelet" compression algorithms allowing for significantly faster transfer speeds, and proprietary correcting algorithms, will springboard the company into vertical markets that until now were not technologically viable. The ability to tap pent-up demand will allow for instant market penetration.

     Paradigm has strategic relationships with highly skilled engineering firms. The research and development carried out by these firms is a key strategy to gain and maintain market share. To stay ahead of the game, improved video compression techniques and increased functionality will continue to be developed. Our software engineering contractors are comprised of some of the leading experts in video compression algorithms and microprocessor based technology.

GPS Patent and Licensing Rights

      Paradigm intends to be the first company to be licensed under a unique broad-based patent, which covers transmission of GPS coordinates via any cellular network. The patent which has been issued and upheld in the United States and Australia is pending in Canada and Japan. Based on preliminary research, Paradigm believes that over 50 companies are currently using the technology covered under the patent.

      Paradigm has also entered into a joint venture with the patent holder as the exclusive worldwide licensing agent for the patent. Revenues will be generated by licensing existing companies presently infringing on the patent as well as those who are just entering the market.

Manufacturing and Engineering Agreements

      Engineering and manufacturing of the our VideoBank software is being supplied by Enhanced Video Systems based in Vancouver, British Colombia which will provide the VideoBank software with great improvement in compression techniques, enhancing the products performance significantly. The Company anticipates that its new versions of VideoBank with the new compression algorithm will be ready for market in the first quarter of 1999 and that they will offer improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with a variety of video capture cards made by different manufacturers rather than solely with one proprietary card.

      The GPS product line is currently being engineered and manufactured by Adastra, Inc. based in Montreal, Quebec, pursuant to a subcontracting Agreement. The products are now ready for beta testing and it is anticipated that production units will be available by the first quarter of 1999.

VideoBank and VideoBank Remote

      VideoBank is a software-based video surveillance system. This system differs from conventional, hardware-based video surveillance systems, which rely upon video cassette recorders (VCRs), in that the VideoBank system digitally records images, and stores them in and retrieves them from a computer's memory instead of a video cassette tape. This system eliminates many of the problems associated with operating a VCR-based security system, such as storage and preservation of video cassette tapes and the possibility of mechanical failures and breakdowns of the VCR or other components of the system. It also introduces a measure of efficiency in installing improvements to the system, because improvements can be made simply by implementing upgrades to the software, instead of having to purchase and install new hardware components. At the same time, although additional image storage capacity can be added simply by augmenting the computer's memory, the software-based video surveillance system has the drawback of being highly dependent on low-cost, high-capacity removable data storage media. Based upon current trends in computer hardware pricing, however, we believe that such low-cost, removable data storage media (including, for example, optical data disks) will continue to become more widely available in the future.

      VideoBank Remote is a predominantly software-based system that allows images captured by VideoBank to be transmitted digitally over conventional telephone lines. Paradigm will market and distribute the software component of this system. Like VideoBank, VideoBank Remote operates on a conventional personal computer and modem. Its software is also designed to be user-friendly, employing an icon-driven, Windows-based graphical user interface. By transmitting over telephone lines, it obviates the need to link camera sites to the remote observation post by installing coaxial cables. Advances in computer technology have made possible VideoBank Remote and its advances over existing telephone transmission technology in terms of clarity of image, transmission time, and cost of transmission. VideoBank Remote has demonstrably the best image per transmission time of any existing telephone-based system, primarily because both the VideoBank and VideoBank Remote systems can accept images of any resolution quality that the video camera itself is capable of producing, and do not impose any limit on the maximum resolution of the image as do many competitive products such as Telesite and TVX.

      Although VideoBank and VideoBank Remote utilize computer hardware and other physical equipment, these systems are referred to herein as "software-based" systems because neither product requires the use of proprietary hardware. Instead, both products can operate on any computer hardware that meets the minimum system specifications: as noted above, the specification calls for a conventional personal computer with at least a 486-class central processing unit. Therefore, these systems can be sold either as a software package to be installed upon any computer system that meets the system specifications or as a "turn-key" hardware-software system. In contrast, to our knowledge, most of its competitors in the marketplace for video surveillance security systems offer systems that are based on proprietary hardware or equipment. See "Description of Business --Competition."

      The VideoBank and VideoBank Remote systems are Windows-based and offer an icon-driven user interface. When installed on a computer that has 850 megabytes
(MB) of available internal hard disk drive storage space, VideoBank is capable of recording at least 24 hours of data at the rate of one high resolution color frame per second. In addition, if there is an alarm condition, the system is capable of recording 15 frames per second for a limited time span of approximately 16 minutes. This capacity is sufficient to provide high-resolution, multiple-frame motion video of several alarm conditions, each having duration of two or three minutes. In addition, the ability to transmit video images over a telephone line, rather than via coaxial or other specialized closed-circuit cable, makes the VideoBank Remote system easier to use and less expensive than traditional remote surveillance systems. In addition, improvements and upgrades to the VideoBank system can be made by implementing upgrades to the software itself, rather than upgrading the equipment itself. These software upgrades permit the addition of new functions such as Video Transmission, Image Downloading, Multi-Plexing and Video Motion Sensing.

New Versions of Products

      Paradigm is engaged in the development of new versions of the VideoBank and VideoBank Remote software-based video surveillance systems, and currently expects to have its first such product available for marketing and sale during the first quarter of 1999. Paradigm presently expects that such products will have most of the same capabilities and features as the VideoBank and VideoBank Remote Version 1 products currently have, as well as additional features and improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with a variety of video capture cards made by different manufacturers.

Competition

      The VideoBank system is referred to as a "software based" system because the product does not require the use of proprietary hardware. In contrast, to Paradigm's knowledge, most of its competitors in the marketplace for video surveillance security offer products that are based on proprietary hardware or equipment. There are approximately 20 companies that manufacture video transmission systems for security applications. Though some competitors may have developed software products for use in video security and surveillance products, the existing competitive products are primarily hardware based. For example, Hymatom Industries of France has developed Memocom, a proprietary hardware system that records black and white images. In addition, Dedicated Micros, an English company, has developed a hardware solution that allows for the recording of video to a computer disk.

      To our knowledge, none of our competitors have developed a software-based product with the capabilities of VideoBank. We also believe that we can offer our products for substantially lower prices than those of our competitors because of the system's non-proprietary hardware specification and the availability of the bundled hardware/software system incorporating equipment that we or the user can purchase at a volume discount.

   GPS  "R2" Vehicle Safety System

           The R2 vehicle safety system has been designed to provide real-time warning and recording of an automotive and/or driver unsafe condition along with location, real-time recovery and two-way communication capabilities for a wide variety of applications. All the relevant date, together with position, time, date and real time velocity may be either automatically transmitted to one or more control centers located at various selected geographical locations, or stored in memory for eventual download and replay. Multiple control centers can be connected in a network with full information exchange capability.

           Precision in establishing position is obtained utilizing the information provided by the Navstar GPS (Global Positioning System) satellite system and a proprietary signal-processing algorithm to further enhance the precision.

           GPS provides world-wide coverage; it delivers latitude, longitude. The GPS system falls under the regulatory arm of the US military, the Department of Defense, and for national security purposes, the signal is purposely degraded to within 100 meters accuracy. To counter that problem, an error-correcting algorithm developed by Paradigm's contractors improves GPS accuracy levels to within +2 to + 5 meters.

      Geofencing

           The R2 can be programmed to operate within a certain perimeter or pre-programmed route. This will allow a user to report by exception for pre-determined alert criteria. For example an armored vehicle can have a set route. If the vehicle would be re-routed for any reason, the unit would report back its exact location.

           The R2 vehicle safety system CPU (central processing unit) processes the information provided by the sensors, provides an alert signal for unsafe conditions and transmits the relevant information to either a monitoring station or to a storage unit for later review. Using the R2 safety system hardware and software components, a virtually unlimited number of vehicles and individuals can be tracked simultaneously.

           Each remote unit is serialized with a unique identity code that is transmitted at the beginning of each message to provide the monitoring station the information to distinguish one mobile unit from another.

      Optional Features

           R2 pilot projects, which are expected to begin in the first quarter of 1999, are designed to be full featured, with the ability to carry out numerous tasks. This will help the companies testing the units to decide which features and functions are really necessary for their applications. The following outlines some of these features:

      Driver Display

           A driver display unit will be able to provide the operator with feedback about any unsafe condition on a LCD display with an audio and visual warning. The driver display provides a warning to the driver for each of the following conditions:

      a)   Excessive speed ("Speed");

      b)   Excessive safety distance ("Safety Distance");

      c)   Faulty brakes ("Brake Fail");

      d)   Excessive temperature ("Overtemperature")'

      e)   Seat-belts ("Seat Belts");  and

      f)   Off route ("Route Error")

     The fixed, in-vehicle units can be equipped with a battery as an option for backup and a belt clip mounting cradle is available for a portable unit to allow personal use as well.

      Paradigm   will   also   market    communications   server   and   graphic
workstation/commercial software to consumer, industrial and governmental users.

      The R2 vehicle safety system product line currently provides the following additional applications:

      Vehicle Theft Protection. Upon receipt of an alarm from a vehicle installed with the system, the monitoring station receives a signal that automatically displays the precise position and identification of the vehicle. This data is displayed on a computer-generated map of the area which is used by the monitoring personnel to advise the police, or the appropriate authority, of the exact vehicle position, direction of travel and approximate speed.

      Personal Security. The R2 vehicle safety system incorporates a driver accessible panic button, which allows the driver to discreetly communicate an emergency message to the monitoring station in the event of a crisis. As a result, assistance can be summoned in a short period of time. The display mapping software allows the presentation of all the unsafe conditions superimposed on street or rural road maps, as appropriate. If the monitoring station receives an unsafe condition report, the position of the user is displayed on the relevant map. If the appropriate map is not currently displayed, a new window will be opened showing the correct map with the new user centered in the map window. If the user moves, the map display will automatically pan so that the user is always visible in the map window. In the event of an emergency, the monitoring station operator can access an unsafe condition and pop-up a window which displays from the database all of the information relation to that vehicle. The monitoring station operator can zoom in and out on the map to display more or less detail. In addition, the map window can be resized to show more or less area at the same detail level. Print and/or fast fax capabilities are provided.

      Medical Emergency. The R2 vehicle safety system has the ability to report a drivers physical emergencies to the monitoring service so that immediate help can be sent to the driver of the vehicle.

     Roadside Assistance. Less dramatic but equally important is the ability of summoning roadside assistance in the event of a mechanical breakdown.

      Competing Products. Paradigm has reviewed published reports concerning competing products developed by companies such as Ford Motor Company, Rockwell International, ATX Research, Prince-Sky Tel AutoLink and General Motors. It appears from data collected on these products, that the systems are larger, less flexible and more expensive than Paradigm's products. Paradigm monitors the competitive products on a regular basis and is continuously being updated.

      Personal Tracking - Portable Unit. The R2 vehicle safety system is a system that has been designed with a powerful communications platform. This platform has the ability to monitor over 120 features, which will be available to consumers, industrial and governmental users on a custom basis. The add-on service area will provide the greatest potential for growth of the R2 vehicle safety system's product lines because it can be configured to the need of the user. The add-on services are covered in an appendix. As an example of these services, the R2 vehicle safety system has the platform to support a medical patient cardiovascular monitor for biomedical analysis.

      There is a vast market potentially available for this product. Between 2 and 3 million Americans have heart conditions, and 400,000 new cases are diagnosed each year. Heart failure causes more than 38,000 deaths a year and is a contributing factor in another 225,000 deaths. The death rate attributed to heart failure has doubled since 1968, in contrast to a greater than 50 percent decrease in coronary disease mortality during the same period. More people are living longer. People aged 65 and older represent the fastest growing segment of the population, and the risk of heart failure increases with age.

    The need for portability and the capability of supporting biomedical communication will make the R2 personal system's platform a powerful tool in saving lives.

Regulatory Matters

      To the our knowledge, there are no existing or probable government regulations that will have an effect on our business. Although end-users of surveillance equipment in Canada, and elsewhere, are required to give notice of the use of such equipment, there are no known absolute prohibitions either on the ownership or the use of surveillance equipment. We know of no existing or probable government regulations that either do or may affect our right to distribute, sell, manufacture, or otherwise deal with digital video surveillance security systems.

Employees

      As of November 24, 1998, Paradigm employed 3 on a full-time basis and 3 people on a temporary or part-time basis. Additionally, Paradigm conducts its engineering and manufacturing efforts through contractual arrangements. Sales representation will mostly be carried out through large system integrators who have their own sales and technical staff to support the products. None of Paradigm's employees is represented by a labor union or is subject to a collective bargaining agreement. Paradigm considers its relations with its employees to be good.

Description of Properties

     Paradigm's executive offices are located in 1,200 square feet of office space in Toronto, Ontario, Canada, which is leased by Paradigm on a monthly basis at a rental rate of $1,305. Paradigm believes that its facilities are adequate for its needs and that alternative or additional space will be available as required.

Legal Proceedings

      Purchase of 1280884 Ontario Inc.

      In February 1998, the Paradigm acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary North York Leasing Inc. Paradigm issued 3,720,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and is required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the Common Stock is less than 25 cents, so that the total consideration is the equivalent of $930,000. Paradigm has instituted a legal action against the legal firm that represented all the parties in the above transaction and that acted as escrow agent for the above shares and is claiming that these shares be canceled and that damages be paid to Paradigm. No provision has been made for the issue of any additional shares to the vendors of these companies.

Where You Can Find More Information

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      Paradigm will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to in this Prospectus. Written or oral requests for such copies should be directed to: Selwyn Wener, Chief Financial Officer, Paradigm
Advanced Technologies, Inc., 1 Concorde Gate, Suite 201, Toronto, Ontario, Canada, M3C 3N6; telephone (416) 447-3235.

      We  intend  to  furnish   stockholders  with  annual  reports   containing
consolidated   financial   statements  for  each  fiscal  year,  audited  by  an
independent accounting firm, and unaudited quarterly reports.

                                    DILUTION

      We are authorized to issue 100,000,000 shares of Common Stock. Of such shares 42,710,995 shares are issued and outstanding, 11,000,000 shares are reserved for issuance upon the conversion of the convertible debentures, 10,000,000 shares are reserved for issuance upon the exercise of options granted under Paradigm's 1996 Stock Option Plan and 493,334 shares are reserved for issuance upon the conversion of other options.

      In many cases, the officers, directors and present stockholders of Paradigm have acquired their shares at a cost substantially lower than that which investors will pay for the Common Stock offered hereby. In addition, Paradigm is obligated to issue a substantial number of shares upon the exercise of convertible debentures and stock options granted under its 1996 Stock Option Plan. As a result, anyone purchasing shares in this offering could incur substantial dilution in the net tangible book value per share. See "Risk Factors
- Dilutive Effect of Unissued Shares" and "Executive Compensation - 1996 Stock Option Plan."

   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table contains information concerning Paradigm's executive officers and directors. There are no other promoters or control persons:


Name                   Age            Position
----                   ---            --------
Jack Y. L. Lee*        48             President and Chief
                                      Executive Officer,
                                      Secretary-Treasurer, and
                                      Director

David Kerzner          38             President and Chief
                                      Executive Officer,
                                      Secretary and Director

Clifford Richler       47             Vice President of Marketing
                                      and Sales

Selwyn Wener           48             Chief Financial Officer

Jacob Kerzner          40             Director

      The following is a brief description of the professional experience and background of the directors and executive officers of Paradigm.

     *Jack Y. L. Lee: resigned as CEO, CFO and Secretary on December 29, 1997. Mr. Lee had served as the Chief Executive Officer, Treasury-Secretary and a director of Paradigm since its founding. Between 1987 and January 12, 1996, Mr. Lee served as President and as a syndicator for Syndicate Management Inc., which specializes in the syndication of real estate and other investments. In 1974, Mr. Lee qualified as a Charted Accountant while employed at Clarkson, Gordon, & Co., a major independent accounting firm which has subsequently merged into the accounting firm of Ernst & Young LLP.

     David Kerzner: Mr. Kerzner has served as the President and a director of the Paradigm since its founding and took over as Chief Executive Officer in January 1998 from Mr. Jack Lee who resigned at that time. From 1990 to 1994, Mr. Kerzner was employed by ISTI Corporation/Intertec Security, most recently as President of ISTI Corporation and as the Marketing Manager of, and as a consultant to, Intertec Security. From 1987 to 1992, Mr. Kerzner was the owner and operator of Interactive Security Systems Inc., a full service electronic security company. Mr. Kerzner is the brother of Jacob Kerzner, a director of Paradigm.

     Mr. Clifford Richler: Mr. Richler was appointed Vice President of Marketing and Sales of Paradigm on March 15, 1998. Mr. Richler has been the President and CEO of Network Franchising International, an independent franchise consulting and marketing firm since 1980. Mr. Richler has also served as Vice President of Print Three Corporation from 1986-1994.

     Mr. Selwyn Wener: Mr. Wener was appointed Executive Vice President and interim Chief Financial Officer of Paradigm on February 1, 1998. Mr. Wener has been the Principal of S&L Associates, a financial services and investor relations consulting firm since 1994. Mr. Wener was the Chief Financial Officer for SoftQuad International Inc., a public development company, from 1994 to 1997 and Chief Financial Officer and General Manager for Legacy Storage Systems Inc., a computer disk storage manufacturer and distributor from 1989 to 1993. Mr. Wener has a Chartered Accountant (CA) certification from South Africa where he was a partner in a medium sized firm of chartered accountants.

     Jacob Kerzner: Mr. Kerzner has served as the a director of Paradigm since its inception on January 12, 1996. Mr. Kerzner currently serves as the President and Chief Executive Officer of Nightingale Healthcare Inc., a privately-owned hospital and nursing home staffing company founded by Mr. Kerzner in 1986. Mr. Kerzner is the brother of David Kerzner, Paradigm's President and Chief Executive Officer.

                      EXECUTIVE COMPENSATION

Directors' Compensation

      Our policy is not to pay compensation to directors who are also employees of Paradigm for their service as directors. Non-employee directors do not presently receive compensation for their service as directors, either. Paradigm will, however, reimburse directors a fixed amount for out-of-pocket expenses incurred for attendance at meetings.

Summary Compensation Table

     The following table sets forth the compensation earned by the Company's Chief Executive Officer during the fiscal year ended December 31, 1997. No other named executive officer's annual salary and bonus exceeded $100,000


                                       Annual
                                    compensation         Shares of Common
Name  and   principal            -------------------     Stock Underlying
position                  Year    Salary    Bonus        options/SARS
---------------------     ----    ------    -----        ----------------
Jack Y. L. Lee*           1997   $66,600     $0             0
Chief Executive Officer   1996   $66,000     $0          1,875,000
and Secretary-Treasurer

David Kerzner             1997   $100,000    $0             0
President, Chief          1996   $ 75,000    $0          3,187,500
Executive Officer and
Secretary

---------------
     *Jack Lee resigned as CEO, CFO and Secretary on December 29, 1997.

Stock Option Grants in Last Fiscal Year

      No stock options were granted to the named executive officer during the December 31, 1997.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
Option/SAR Values



                                                    Value of Unexercised In-the-
                         # of Unexercised Options   Money Options at Fiscal
                          at Fiscal Year-End        Year-End
Name and                 ------------------------   -----------------------
principal position  Exercisable     Unexercisable    Exercisable  Unexercisable
------------------  -----------     -------------    -----------  -------------
Jack Y. L. Lee*     1,985,334           0            $99,266.70         0
Chief Executive
Officer and
Secretary-Treasurer

David Kerzner       3,187,500           0            $159,376           0
President, Chief
Executive Officer
and Secretary


Employment Agreements

      In February 1996, Paradigm entered into a ten-year consulting agreement, with David Kerzner, President of the Company. The consulting agreement provided for a fee of $75,000 in 1997, but Mr. Kerzner was due $100,000 total. The additional $25,000 was accrued at the end of 1997, and, therefore, the total consulting fee payable to Mr. Kerzner for 1997 was $100,000. Effective May 1, 1998, Mr. Kerzner's remuneration was changed to 75,000 per year. Mr. Kerzner was paid a consulting fee and was not on Paradigm's payroll. The consulting agreement may be terminated early by Paradigm in the event of the resignation, death or disability or other incapacity of Mr. Kerzner, as the case may be. The consulting agreement also contains provisions regarding confidentiality of information, ownership of inventions and patents, non-competition and non-solicitation. Mr. Kerzner is eligible to receive a bonus upon the approval of the Board of Directors.

      The Company entered into an employment agreement with Mr. Jack Lee in February 1996, pursuant to which was to be paid an annual fee of $66,600. When Mr. Lee resigned as CEO, Secretary-Treasurer and director of the Company on December 29, 1997, no further fees were payable to him.

      Paradigm entered into a consulting agreement with Sarah Casse, dated January 12, 1996. Ms. Casse serves as a marketing, business, and technological consultant to Paradigm. The agreement grants Ms. Casse the option to purchase up to 1,875,000 shares of Common Stock as compensation for her services at an exercise price of $0.05 per share.

      In March 1998, Paradigm entered into an agreement with Clifford Richler to oversee its marketing, licensing and sales functions. Mr. Richler is paid an annual fee of $78,324 for the term of the agreement.

     In February 1998, Paradigm entered into an agreement with Selwyn Wener to oversee its operations, financial reporting, and investor and public relations functions as Executive President. Mr. Wener also assumed the functions of interim Chief Financial Officer. Mr. Wener receives an annual fee of $65,268.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND
                       SELLING STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of the outstanding Common Stock of Paradigm before and after this offering by (i) each director, (ii) each executive officer, (iii) all five percent (5%) stockholders of the Company, (iv) all directors and officers as a group and (v) the selling stockholders. It also includes the number of shares that may be offered for sale from time to time by the selling stockholders. The shares offered for sale constitute all of the shares of Common Stock known Paradigm to be beneficially owned by the selling stockholders. Other than the relationships described below, none of the selling stockholders has or have any material relationship with Paradigm.

                       Amount and    # of    # of Shares       Percent of
                          Nature     Shares  Beneficially       Class (2)
Officers, Directors   of Beneficial   to        Owned       Before    After
and 5% Stockholders   Ownership(1)  be Sold After Offering  Offering  Offering
-------------------   ------------- ------- --------------  --------  --------

David Kerzner,
President & CEO
663 Glencairn Ave.
Toronto, Ontario
M6B 1Z8            6,525,000(3)   3,000,000(4)  3,525,000     14.2%    7.7%

Selwyn Wener, CFO
34 Braeburn Drive
Thornhill,
Ontario L3T 4W6    1,000,000(5)     0           1,000,000      2.3%    2.3%

Clifford Richler,
Vice President
37 Wild Briar Way
Toronto, Ontario
M2J 2L3            2,500,000(6)     0           2,500,000      5.7%    5.7%

Jacob Kerzner,
Director
148 Faywood Blvd.
Downsview,
Ontario M3H 2W7    1,975,000(7)(8) 1,000,000(8)   975,000      4.6%    2.3%

C-SAW Investments
80 Broad Street,
26th Floor
New York, NY 10004 4,400,000(9)    4,250,000      250,000     10.3%     *

Sarah Casse
63 Otter Crescent
North York
Ontario M5N 2W7    3,350,000(10)     0          3,350,000      7.5%    7.5%

Mendel Raskin
338 Crown Street
New York, NY 11225 3,333,360(11)     0          3,333,360      7.5%    7.5%

BRE Investments &
Consulting, LLC    2,500,000       2,500,000            0      5.8%      0%

Barrett R. Evans   2,500,000       2,500,000            0      5.8%      0%

All Directors and
executive officers
as a group (4
persons          12,000,000(4)(8) 4,000,000(4)(8) 8,000,000   24.8%   16.5%

                         Amount and    # of    # of Shares       Percent of
                          Nature     Shares  Beneficially       Class (2)
Officers, Directors   of Beneficial   to        Owned       Before    After
and 5% Stockholders   Ownership(1)  be Sold After Offering  Offering  Offering
-------------------   ------------- ------- --------------  --------  --------

Selling Stockholders
--------------------

BRE Investments &
  Consulting LLC           See Officers, Directors and 5% Stockholders above
Barrett R. Evans           See Officers, Directors and 5% Stockholders above
C-SAW Investments, Ltd.    See Officers, Directors and 5% Stockholders above
Eastern Investments   1,100,000   1,100,000            0       2.6%     0%
Alexander Guttman     1,250,000   1,250,000            0       2.9%     0%
1284936 Ontario Inc.    500,000     500,000            0       1.2%     0%
Samuel L. Olan          300,000     300,000            0          *     0%
Jennifer Weinberger     110,000     110,000            0          *     0%
SBK Consultants         200,000     200,000            0          *     0%
Erin Ostfeld            110,000     110,000            0          *     0%
Eve Kerzner(12)       2,000,000   2,000,000            0       4.7%     0%
Billy Gonzalez          200,000     200,000            0          *     0%
David Scheinfeld        200,000     200,000            0          *     0%
Kato Krauss             100,000     100,000            0          *     0%
Aaron Apelbaum          500,000     500,000            0       1.2%     0%
Aaron Braun             300,000     300,000            0          *     0%
Kerzner Family
 Trust(13)            1,000,000   1,000,000            0       2.3%     0%
Enchanced Video
 Systems                625,000     625,000            0       1.5%     0%
Iwatch Communications
 LLC                  1,000,000   1,000,000            0       2.3%     0%
Joseph Lebovics          83,333      83,333            0          *     0%
Joshua Scheinfeld       600,000     600,000            0       1.4%     0%

Selling Stockholder
Total:                           20,428,333
-------------------------------

*     Less than 1%.

(1) Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, Paradigm believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days from the date hereof have been exercised.
(2)   Based on 42,710,995 shares outstanding as of November 24, 1998.
(3) Includes 3,187,500 shares of Common Stock issuable upon the exercise of presently exercisable stock options.
(4)   Includes 200,000 shares owned by Mr. Kerzner's wife.
(5) Represents shares of Common Stock issuable upon the exercise of presently exercisable stock options.

(6) Includes 1,000,000 shares of Common Stock issuable upon the exercise of presently exercisable stock options.
(7) Includes 562,500 shares of Common Stock issuable upon the exercise of presently exercisable stock options.
(8)   Includes 1,000,000 shares owned by the Kerzner Family Trust.
(9) Includes 4,250,000 shares of Common Stock purchased by such person in a private placement concluded on July 15, 1998.
      See "Certain Transactions."
(10) Includes 1,875,000 shares of Common Stock issuable upon the exercise of presently exercisable stock options.
(11) Includes 1,666,680 shares of Common Stock issuable upon the exercise of presently exercisable stock options.
(12)  Eve Kerzner is the wife of David Kerzner.
(13)  Jacob Kerzner is the Trustee of the Kerzner Family Trust.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On January 12, 1996, Paradigm issued 6,000,000 unregistered shares of its Common Stock to the participants in the Paradigm Advanced Technologies Joint Venture (the "Joint Venture") in exchange for all of the right, title and interest in the security and surveillance products business established by the Joint Venture. Certain of Paradigm's directors and officers were participants in the Joint Venture and as a result received shares of Common Stock in the transaction. Paradigm's former Chief Executive Officer, Jack Y. L. Lee received 1,875,000 shares (including 500,000 shares in trust), and Paradigm's current President and Chief Executive Officer, David Kerzner received 2,337,500 shares. In addition, Lisa Kerzner, the wife of director Jacob Kerzner, received 412,500 shares of Common Stock in the transaction. Finally, Sarah Casse, a principal stockholder of Paradigm, received 1,375,000 shares of Common Stock in the transaction.

     Mr. Jack Lee advanced $45,076 to Paradigm in April/May 1997 and advanced $17,500 in July 1997. A promissory note was issued for these amounts in terms of which the loans are secured by a pledge over all the assets of Paradigm. The loans are payable on demand and interest is payable on these loans at the rate of prime plus 4%. (interest rate is effectively 10.75%)

     Mr. David Kerzner advanced $50,000 to Paradigm in June 1997. A promissory note was issued for this amount in terms of which the loan is secured by a pledge over all the assets of Paradigm. The loan is payable on demand and interest is payable on these loans at the rate of prime plus 4%. (interest rate is effectively 10.75%)

     Mr. David Kerzner advanced $49,153 to Paradigm in November and December 1997, being the proceeds of shares sold by Mr. Kerzner to private investors.

     Paradigm has entered into a Consulting Agreement with David Kerzner under which he receives an annual fee of $100,000. See "Executive Compensation - Employment Agreements."

                     DESCRIPTION OF SECURITIES

General

      The authorized capital stock of Paradigm consists of 100,000,000 shares of Common Stock, $.0001 par value per share, of which 42,710,905 were outstanding as of November 24, 1998.

      Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held by the stockholder. Common stockholders are entitled to receive ratably such dividends that the Board of Directors may declare from legally available funds. If Paradigm is liquidated, dissolved, or wound up, holders of Common Stock are entitled to share ratably in any assets remaining after paying liabilities. Holders of Common Stock have no preemptive rights and the Common Stock is neither redeemable nor convertible into any other securities. All of the issued and outstanding Common Stock is fully paid and non assessable.

Warrants

      Paradigm has outstanding warrants to purchase an aggregate of 3,607,111 shares of Common Stock, which were issued in connection with the private placement concluded in March 1996. Each warrant entitles the holder to purchase at any time one share of Common Stock for three years from the date of grant at an exercise price of $0.30 per share of Common Stock, subject to adjustment of the price per share and number of shares issuable upon exercise of such warrants upon any subdivision, consolidation or reclassification of the Common Stock or if any stock dividend upon the Common Stock is declared and paid by Paradigm. The warrants do not contain antidilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The warrants may be exercised in whole or in part.

Antitakeover Provisions

     Statutory Provisions. Delaware law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of Paradigm.

      The Articles do not provide for cumulative voting in the election of directors. The Board of Directors can amend the Articles or Bylaws without the assent or vote of the stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Intercontinental Registrar and Transfer Agency, Inc., situated at 900 Buchanan Blvd., Suite 1 Boulder City, Nevada 89006.

                  SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, there were 42,710,995 shares of Common Stock issued and outstanding. Of these shares

      o    7,802,217 shares are presently freely tradable, without restriction,

      o the shares sold in this offering will be freely tradable, without restriction, and

      o 34,908,778 shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and will become eligible for sale in the public market subject to the provisions of Rule 144.

      In general under Rule 144, a person who has satisfied a one-year holding period may sell restricted securities within any three-month period limited to a number of shares which does not exceed the greater of (i) one percent of the then outstanding shares or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits the sale of "restricted securities" by a person who has not been an affiliate of the issuer and who has satisfied a two-year holding period without any quantity limitation.

     In addition, Paradigm has (i) granted options to purchase a total of 10,493,334 shares of Common Stock. and (ii) issued warrants to purchase a total of 3,607,111 shares of Common Stock All of these options have vested, but none have been exercised, as their exercise price is higher than the market value of the shares. If and when these options are exercised, the underlying shares will be freely tradable, as Paradigm registered the shares authorized in its 1996 Stock Option Plan under a Registration Statement on Form S-8, which was filed with the SEC on February 4, 1997. The warrants became exercisable in March 1998, and the underlying shares will be restricted securities and will become eligible for sale in the public market subject to the provisions of Rule 144.

      The market price of the Common Stock could drop as a result of sales in the market of a large number of shares of Common Stock or the exercise of options for Common Stock., or the perception that such sales or exercise of options could occur. These factors could also make it more difficult for Paradigm to raise funds through future offerings of Common Stock.


                       PLAN OF DISTRIBUTION

      Paradigm will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." Paradigm will pay all expenses of registration incurred in connection with this offering and in connection with the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

      The selling stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

      The Selling Stockholders may from time to time sell all or a portion of the Shares on the Nasdaq-OTC market or on any other national securities exchange on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

      In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the Shares. The Selling
Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

      The Selling Stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Shares may also be sold pursuant to Rule 144 under the Securities Act beginning one year after the Shares were issued, provided such date is at least 90 days after the date of this Prospectus.

      Paradigm has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                    SECURITIES ACT LIABILITIES

      Paradigm is required by its By-laws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that it is permitted to indemnify. Paradigm's Certificate of Incorporation requires it to indemnify such parties, including directors, officers, employees and agents to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law permits Paradigm to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of Paradigm. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of Paradigm must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

      In  derivative   actions,   Paradigm  may  only  indemnify  its  officers,
directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

      Paradigm's Certificate of Incorporation permits it to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to Paradigm or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnitee received an improper personal benefit.

      Insofar as Paradigm may otherwise be permitted to indemnify its directors, officers and controlling persons against liabilities arising under the 1933 Act or otherwise, the Paradigm has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           LEGAL MATTERS

      The legality of the securities being offered hereby will be passed upon for Paradigm by Piper & Marbury L.L.P., New York, New York.


                                     EXPERTS

      The consolidated balance sheet as of December 31, 1997 and the consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996, included in this Prospectus, have been included herein in reliance on the report of Bromberg & Associate, chartered accountants, given on the authority of that firm as experts in accounting and auditing.

FINANCIAL STATEMENTS


               PARADIGM ADVANCED TECHNOLOGIES, INC.

                   (A Development Stage Company)

                   INDEX TO FINANCIAL STATEMENTS

                                                               Page
                                                               ----
Fiscal Years Ended December 31, 1997 and 1996 from date of
Inception (audited)
----------------------------------------------------------

Report of Independent Auditors                                 F-2

Balance Sheet                                                  F-3

Statement of Income                                            F-4

Statement of Deficit                                           F-5

Statement of Cash Flow                                         F-6

Statement of Changes in Shareholders Equity                    F-7

Notes to Financial Statements                                  F-8



Nine Months Ended September 30, 1998 and 1997 (unaudited)
---------------------------------------------------------
Balance Sheet                                                  F-10

Statement of Income                                            F-11

Statement of Deficit                                           F-12

Statement of Cash Flow                                         F-13

Notes to Financial Statements                                  F-14

     BROMBERG & ASSOCIATE        1177 Finch Avenue West Suite 21
----------------------------
     CHARTERED ACCOUNTANTS         Downsview, Ontario M3J 2E9
                                       Office: (416) 663-1974
                                         Fax:  (416) 630-1345





                         AUDITOR'S REPORT




TO THE SHAREHOLDERS OF
PARADIGM ADVANCED TECHNOLOGIES, INC.


     We have audited the balance sheet of Paradigm Advanced Technologies, Inc. as at December 31, 1997 and 1996 and the statements of income, deficit, changes in shareholders' equity and changes in financial position for the periods then ended. These audited financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on the audited financial statements based on our audit.

      We conducted our audit in accordance with Generally Accepted Auditing Standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the audited financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the audited financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.

     In our opinion, these audited financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for the periods then ended in accordance with generally accepted accounting principles.



                                  /s/ BROMBERG & ASSOCIATE


                                  CHARTERED ACCOUNTANTS

      DOWNSVIEW, ONTARIO
      August 14, 1998

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                   (A Development Stage Company)
                        Balance Sheet as at

                           December 31,      December
                                1997          31, 1996
ASSETS                     -----------       ---------

CURRENT ASSETS
     Bank                            $0       $154,702
     Accounts Receivable             $0        $69,162
     Share   Subscription            $0       $202,500
   Receivable
     Inventories                     $0       $286,593
     Miscellaneous              $35,515        $19,915
                                -------        -------
   Receivable
                                $35,515       $732,872

LONG TERM:
Capital  Assets (Notes 1, 3)    $13,982        $49,000
                                -------       --------

TOTAL ASSETS                    $49,497       $781,872
                                =======       ========


LIABILITIES

CURRENT
     Bank Indebtedness               $139             $0
     Accounts Payable            $422,008        $68,989
     Loans  Payable (Note 4)     $356,772       $395,000
                                 --------       --------

TOTAL LIABILITIES                $778,919       $463,989
                                 --------       --------

SHAREHOLDERS' EQUITY
Share Capital (Note 5)
Authorized 30,000,000
   Common Stock at
   $0.0001 par
   value per share
Issued and outstanding:
16,140,445 as of
December 31, 1997
14,123,769 as of
December 31, 1996              $2,218,180      $1,753,270
Deficit                       ($2,947,602)    ($1,435,387)
                               ----------      ----------
Total Shareholders' Equity      ($729,422)       $317,883
                                 --------        --------
Total Liabilities &               $49,497        $781,872
 Shareholders' Equity             =======        ========

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                   (A Development Stage Company)
                        Statement of Income
               For the Year Ended December 31, 1997

                              1997           1996
                              ----           ----


REVENUES
Sales Revenue (Note 1)       $47,468        $55,689
                             -------        -------

Cost of Sales
Inventory - Beginning       $354,762             $0
  of Period
Purchases                     ($824)       $402,645
                              ------       --------
                            $353,938       $402,645
Inventory - End of Period         $0       $354,762
                                  --       --------
Cost Of Sales               $353,938        $47,883
                            --------        -------
Gross Profit/(Loss)        ($306,470)        $7,806
                            --------         ------

OPERATING EXPENSES:
Selling, General &        $1,109,064     $1,377,028
  Administrative
Research & Development       $48,909        $55,188
Depreciation         and      $4,213        $10,977
  Amortization
Interest Expense             $12,500             $0
Capital Assets Written Off   $31,059             $0
                             -------             --
TOTAL EXPENSES            $1,205,745     $1,443,193
                          ----------     ----------

NET (LOSS) FOR THE       ($1,512,215)   ($1,435,387)
  PERIOD                  ==========     ==========
Earnings Per Share            (0.10)         (0.15)
                              ======         ======
Average common shares
  outstanding during
  period                  15,355,914      9,505,170
                          ==========      =========

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                   (A Development Stage Company)
                       STATEMENT OF DEFICIT
               For the Year Ended December 31, 1997

                                1997            1996
                                ----            ----
Deficit  -  Beginning  of
the Period                  ($1,435,387)         $0
Net Loss - Current Period   ($1,512,215)    ($1,435,387)
                            ------------    ------------
Deficit - End of Period     ($2,947,602)    ($1,435,387)
                            ============    ============

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                   (A Development Stage Company)
                      STATEMENT OF CASH FLOW
               For the Year Ended December 31, 1997

                               1997            1996
                               ----            ----
CASH FLOWS FROM
OPERATING ACTIVITIES
Net gain  (loss)  for the
  period                  ($1,512,215)    ($1,435,387)
Items  not  requiring an
  outlay of Cash:
  Amortization of Fixed
  Assets                       $4,213         $10,977
  Capital  Assets Written
  Off                         $31,059             $0
Net Changes in non-cash
 working capital items
 related to operations:
Inventory                    $286,593     ($286,593)
Accounts Receivable           $69,162      ($69,162)
Miscellaneous Receivable     ($15,600)     ($19,915)
Share Subscriber Receivable  $202,500     ($202,500)
Accounts Payable             $353,019        $68,989
                              --------        -------
Total Cash Flow Used in     ($581,269)    ($1,933,591)
  Operations                 ========      ==========

CASH    FROM    FINANCING
ACTIVITIES
Loan Payable                 ($38,228)       $395,000
Proceeds of Common  Stock
  Issuance                   $464,910      $1,753,270
                             --------      ----------
Net Cash Used in
  Financing Activities       $426,682      $2,148,270
                             ========      ==========
CASH  USED  IN  INVESTING
ACTIVITIES
Acquisition of Fixed Assets     ($254)      ($59,977)
                                ------      ---------
Net Cash Used in                ($254)       (59,977)
Investing Activities            ======       ========

NET  INCREASE  (DECREASE)
IN CASH FOR THE PERIOD      ($154,841)       $154,702
Cash - Beginning of period   $154,702             $0
                             --------        --------
Cash/(Bank  Indebtedness)
  - End of period               ($139)       $154,702
                                ======       ========

               PARADIGM ADVANCED TECHNOLOGIES, INC.
                   (A Development Stage Company)
            STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY
               For the Year Ended December 31, 1997

                                Shares      Par Value     Additional
                                                         Paid-Up Capital
                             -------------------------------------------
Opening Balance - December      14,123,769       $1,412      $1,751,858
31, 1996

Issuance of Common Shares        1,316,676         $132        $394,868
on March 12, 1997 on the
Conversion of PTI Financial
Corp. Loan outstanding at a
rate of $0.30 per share

Issuance  of  Common  Shares       140,000          $14          $6,986
on  May 5,  1997  due to the
exercise  of  Stock  Options
at $0.05 per share

Issuance  of  Common  Shares       210,000          $21         $52,479
on   September    19,   1997
through First Liberty Mutual

Issuance  of  Common  Shares        50,000          $50          $2,450
on October  16,  1997 due to
the    Exercise   of   Stock
Options at $0.05 per share

Issuance  of  Common  Shares       300,000         $300          $7,610
on December 19, 1997               -------         ----          ------

Balance as at  December  31,    16,140,445       $1,929      $2,216,251
1997                            ==========       ======      ==========

                PARADIGM ADVANCED TECHNOLOGIES INC.
                   (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1997

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      a)CAPITAL ASSETS
         Capital Assets are recorded at cost less accumulated depreciation. Depreciation is provided using the Declining Balance basis at the following annual rate.
         Furniture and Fixtures - 20%.

      b)METHOD OF ACCOUNTING
         i) The Corporation maintains its books and prepares its financial statements using the accrual basis of accounting.
         ii) There are no material differences in the determination of Net Earnings and per share calculations between Canadian and U.S GAAP.


2.    INCORPORATION
      The Company was incorporated on January 12, 1996 in the state of Delaware and has elected a December 31 fiscal year end for accounting and tax purposes.


3.    CAPITAL ASSETS

                           Accumulated
                          Depreciation    Net Book     Net Book
               Cost 1997      1997       Value 1997   Value 1996
               ---------  ------------   ----------   ----------
Furniture and
fixtures,       $ 21,847    $  7,865      $ 13,982     $49,000
Dec. 31, 1997

4.    LOANS PAYABLE
      Loans payable include loans amounting to $258,842 which are secured by a pledge over all the assets of the Company. Interest is payable on these secured loans at a rate of prime plus 4%.

                PARADIGM ADVANCED TECHNOLOGIES INC.
                   (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1997

5.    STOCK OPTIONS AND WARRANTS
      a) Options to purchase Common Shares have been issued under the Company's stock option plan to directors, officers, employees and consultants of the Company. Options outstanding at December 31,1997 are as follows:

Year Granted     Expiration Date  Price Range        No. of Shares
------------     ---------------  -----------        -------------
1996             January 2001     $0.05             7,933,334
1997             November 2000    $0.12              45,000
1997             November 2000    $0.125             125,000
1997             October 2000     $0.15              40,000
1997             November 2000    $0.20              50,000
1997             December 2000    $0.25              100,000
1997             December 2000    $0.40              200,000
---------------------------------------------------------------
                                Total Stock        8,493,334
                                Options            ---------
                                Outstanding

      b) As at December 31, 1997, 3,607,111 warrants were issued, exercisable at a price of $0.30 per share for each warrant owned. These warrants are exercisable over a 3 year period and expire in three years from the date of issue.

6.    SUBSEQUENT EVENT
      In February 1998, the Company acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary, North York Leasing Limited. The Company issued 3,720,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and is required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the Company's shares is less than 25 cents, so that the total consideration is the equivalent of $930,000. The Company has instituted a legal action against the legal firm that represented all the parties in the above transaction and that acted as escrow agent for the above shares and is claiming that these shares be canceled and that damages be paid to the Company. No provision has been made for the issue of any additional shares to the vendors of these companies.

      The Company wrote off its investment in the above companies in March 1998, as there were insufficient funds to finance their operations, and the value of the investment had materially declined.

               PARADIGM ADVANCED TECHNOLOGIES, INC.

                       INTERIM BALANCE SHEET
                            (UNAUDITED)

                                     (Unaudited)
                                     SEP 30,1998          DEC 31,1997
  ASSETS

  Current
  Cash at Bank and in trust              $36,551                   $0
  Miscellaneous Receivables              $24,196              $35,515
  Prepaids and deposits                 $155,331                   $0
                          -------------------------         ------------
                                        $216,078              $35,515
  Long Term
  Capital Assets (Note 1, Note 4)        $11,885              $13,982
                           ------------------------         ------------
  Total Assets                          $227,963              $49,497
                           ========================         ============

  LIABILITIES

  Current
  Bank Indebtedness                           $0                 $139
  Accounts payable                      $410,889             $422,008
  Loans  payable  (Note 5)              $331,315             $356,772
                         -------------------------         ------------
  Total Liabilities                     $742,204             $778,919
                         -------------------------         ------------

        SHAREHOLDERS' EQUITY

  Share Capital  (Notes 6,7 & 8)
  Authorized 30,000,000 Common        $3,600,303           $2,218,180
    Stock  at  $0.0001
    par value  Issued and
   outstanding stock
    29,852,662 as of
    Sep 31, 1998
    16,140,445  as  of
    Dec 31, 1997
  Deficit                            ($4,114,544)          ($2,947,602)
                         -------------------------         ------------
                         -------------------------         ------------
  Total Shareholders' Equity           ($514,241)           ($729,422)
                         -------------------------         ------------

                             ====================         ============
  Total Liabilities &                   $227,963              $49,497
  Shareholders' Equity       ====================         ============

               PARADIGM ADVANCED TECHNOLOGIES, INC.

                    INTERIM STATEMENT OF INCOME
                            (UNAUDITED)

                            For the Three Months    For the Nine Months
                             Ended September 30     Ended September 30
                           -----------------------------------------------
                              1998      1997         1998        1997
                              ----      ----         ----        ----
REVENUE
Sales   Revenue  (Note  1,   $23,465    $12,858     $23,465     $533,967
Note 3)
                           -----------------------------------------------

Cost of Sales

Inventory-Beginning     of        $0   $214,316          $0     $314,316
Period
Purchases                         $0     $8,558          $0      $32,719
                           -----------------------------------------------
                                  $0   $222,874          $0     $347,035
Inventory-End of Period           $0   $214,316          $0     $214,316
                           -----------------------------------------------
Cost of Sales                     $0     $8,558          $0     $132,719

Gross Profit                 $23,465     $4,300     $23,465     $401,248
                           -----------------------------------------------

Operating Expenses
Selling,    General    and   $83,524   $277,791    $243,060     $953,289
Administration
Research & Development            $0     $9,568          $0      $96,503
Interest Expense              $5,300         $0     $15,250           $0
Depreciation           and      $699     $2,571      $2,097       $7,712
amortization
                           -----------------------------------------------
Total Expenses               $89,523   $289,930    $260,407   $1,057,504
                           -----------------------------------------------

Net  Profit/(Loss) for the  ($66,058) ($285,630)  ($236,942)   ($656,256)
Period

Write  off  of  investment        $0         $0    $930,000           $0
in Subsidiary
                           -----------------------------------------------

Net Profit/(Loss) after
extraordinary item          ($66,058) ($285,630)  $1,166,942   ($656,256
                           ===============================================

Earnings   per   Share   -
before                         (0.0023)   (0.0182)    (0.0101)     (0.0439)
extraordinary item
                           ===============================================
Earnings per Share - after
extraordinary item             (0.0023)   (0.0182)    (0.0500)     (0.0439)
                           ===============================================

Average common shares
outstanding during period  29,139,619   15,685,445  23,346,816  14,957,107

               PARADIGM ADVANCED TECHNOLOGIES, INC.

                       STATEMENT OF DEFICIT
                            (UNAUDITED)

                        For the Three Months    For the Nine Months
                         Ended September 30     Ended September 30
                        ----------------------------------------------
                           1998      1997         1998        1997
                           ----      ----         ----        ----

Deficit - Beginning of
Period                 ($4,048,486)($1,806,012) ($2,947,602) ($1,435,386)

Net Profit/(Deficit) -
Current Period            ($66,058)  ($285,630) ($1,166,942)   ($656,256)
                        -----------------------------------------------

Deficit - end of period ($4,114,544)($2,091,642)($4,114,544) ($2,091,642)
                        ===============================================

               PARADIGM ADVANCED TECHNOLOGIES, INC.

                  INTERIM STATEMENT OF CASH FLOW
                            (UNAUDITED)

                          For the Three Months    For the Nine Months
                           Ended September 30     Ended September 30
                             1998       1997        1998       1997
                             ----       ----        ----       ----
Cash  provided  by (used
in) Operations

Net Gain (loss) for the
period                  $ ($66,058)  $(285,630)  $ (1,166,942) $(656,256)
Items not requiring an
outlay of cash
   Amortization of
   fixed assets                699       2,571          2,097      7,712
   Write-off of
   Investment in
   Subsidiary                    0           0        930,000          0
Net  changes in non-cash
  working capital  items
  related to operations:
   Inventory                     0      (4,620)         0         72,277
   Accounts Receivable           0          99          0       (474,818)
   Miscellaneous Receivable  9,729      (3,833)        11,319     (5,157)
   Prepaids and Deposits  (155,331)          0       (155,331)         0
   Share Subscriber
     Receivable                  0           0          0        202,500
   Accounts Payable        (52,463)    211,436        (11,119)   340,308
   Loans Payable           (15,000)   (370,161)       (25,457)  (154,336)
                         ------------------------------------------------

TOTAL CASH FLOW USED
IN OPERATIONS            ($278,424)  ($450,138)     ($415,433) ($667,770)

Cash From Financing
  Activities
Proceeds of Common
  Stock Issue              205,000     447,500      1,382,123    454,500
Less Write-off of
  Subsidiary                     0           0       (930,000)         0
                         ------------------------------------------------

TOTAL CASH FROM
FINANCING ACTIVITIES
Cash Used in Investing
Activities                 205,000     447,500        452,123    454,500
Acquisition of fixed
   assets                        0         (2)              0     (3,126)
                         ------------------------------------------------

NET INCREASE (DECREASE)
IN CASH FOR THE PERIOD    ($73,424)    ($2,640)       $36,690  ($216,396)

Cash - beginning  of the
period                    $109,975    ($59,056)         ($139)  $154,700
                         ------------------------------------------------

Cash - end of the period   $36,551     ($61,696)      $36,551   ($61,696)
                         ================================================

               PARADIGM ADVANCED TECHNOLOGIES, INC.

                    NOTES TO INTERIM STATEMENT
              FOR THE PERIOD ENDED SEPTEMBER 30, 1998

1.    SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

      (a)  FINANCIAL STATEMENTS

      The accompanying condensed financial statements are not audited for the interim period, but include all adjustments (consisting of only normal recurring accruals) which management considers necessary for the fair representation of results at September 30, 1998.

      These financial statements do not purport to contain disclosures in conformity with generally accepted accounting principles and should be read in conjunction with the audited financial statements Paradigm Advanced Technologies, Inc. (the "Company") for the year ended December 31, 1997 contained in the Company's Annual Report on Form 10-KSB. The results for the six months ended September 30, 1998 are not necessarily indications of the results for the fiscal year ending December 31, 1998.

      The Company is a development stage company formed on January 12, 1996 and does not purport to contain complete disclosures in conformity with generally accepted accounting principles.

      (b)  CAPITAL ASSETS

      Capital assets are recorded at cost less accumulated depreciation. Depreciation is provided using the declining balance basis at the following rate:

           Furniture and fixtures - 20%

      (c)  METHOD OF ACCOUNTING

      The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

2.    INCORPORATION

      The company was incorporated on January 12, 1996 in the State of Delaware and has elected a December 31 fiscal year end for book and tax purposes.

3.    REVENUE

      In the first quarter of 1997, the Company recorded a sale of software on the basis of a barter agreement with Primary Response in Toronto for $450,000 inclusive of a discount of 10%. The Company was unable to recover this amount and the sale was credited in the fourth quarter of the 1997 fiscal year.

4.    CAPITAL ASSETS

                                    Accumulated   Net Book  Net Book
                            Cost    Depreciation  Value     Value
                            1998         1998     1998      1997
                            ----    ------------  --------  --------

       Furniture and      $21,847     -$9,962     $11,885  $13,982
       Fixtures

5.    LOANS PAYABLE

      Loans payable include loans amounting to $243,842 which are secured by a pledge over all the assets and the Company. Interest is payable on these loans at a rate of prime plus 4%.

6.    SHARE CAPITAL

      On February 19, 1998, the Company issued 3,720,000 shares to the vendors of North York Leasing Inc. and HOJ Franchise Systems - see Note 8. On May 28, 1998 the Company issued 2,500,000 shares for net proceeds of $112,500. On July 16, 1998 the Company issued 4,100,000 shares for net proceeds of $205,000.

      During the First Quarter of 1998, Options at a price of $0.01 to $0.125 per Share were exercised resulting in the issuance of 852,217 Common shares. during the second quarter of 1998, Options at a price of $0.01 to $0.10 per Share were exercised resulting in the issuance of 2,535,000 shares.

7.    STOCK OPTIONS AND WARRANTS

      (a) Options to purchase Common Shares have been issued under the Company's stock option plan to directors, officers, employees and consultants of the Company. Options outstanding at March 31, 1998 are as follows:

      Year Granted   Expiry Date     Price Range         No. of Shares
      ------------   -----------     -----------         -------------
         1996        Jan-01         $0.05                   7,583,334
         1997        Nov-00         $0.12                      45,000
         1997        Nov-00         $0.125                    125,000
         1997        Oct-00         $0.15                      40,000
         1997        Nov-00         $0.20                      50,000
         1997        Dec-00         $0.25-$0.40               300,000
         1998        Mar-01         $0.05-$0.10             2,350,000
                                                            ---------

           TOTAL STOCK OPTIONS OUTSTANDING     10,493,334
                                               ==========

      (b) As at March 31, 1998, 3,607,111 warrants were issued, exercisable at a price of $0.30 per share for each warrant owned. These warrants are exercisable over a 3-year period and expire in three years from the date of issue.

8.    PURCHASE OF 1280884 ONTARIO INC.

      (a) In February 1998, the Company acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary North York Leasing Inc. The company issued 3,730,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and is required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the company's shares is less than 25 cents, so that the total consideration is the equivalent of $930,000. The Company has instituted legal action against the legal firm that represented all the parties in the above transaction and acted as the escrow agent for the above shares and is claiming that these shares be canceled and that damages be paid to the Company. No provision has been made for the issue of any additional shares to the vendors of these companies.

      The Company  disposed of its  investment  in the above  companies  in June
      1998.

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

      The Company is required by its By-Laws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the Company is permitted to indemnify. The Company's Charter requires it to indemnify such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law permits the Company to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of the Company must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

      In derivative actions, the Company may only indemnify its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

      The Company's Certificate of Incorporation permits the Company to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to the Company or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnitee received an improper personal benefit.

Item 25.  Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock offered hereby. The Selling Stockholders will not pay any of the following expenses.


      Securities and Exchange Commission Registration Fee.....$   648.29
      Printing and Engraving Expenses*........................  1,000.00
      Legal Fees and Expenses*................................ 15,000.00
      Accounting Fees and Expenses*...........................  1,000.00
      Miscellaneous Expenses*...................................1,000.00
                                                          --------------
      Total...................................................$18,648.29

*Estimated.


                                     -II-1-

Item 26.  Recent Sales of Unregistered Securities.

      The Company has undertaken the following unregistered sales of its Common Stock. All of the following sales were exempt from registration pursuant to Sections 3(b) and 4(2) of the 1933 Act and SEC Regulation D promulgated thereunder. None of the following unregistered sales involved underwriters, and there were no underwriting discounts or commissions.

                       Person or Class
Date, Title of         of Persons        Number of Cash Price or
Securities Sold        to Whom Sold      Shares    Consideration
---------------        ------------      --------- -------------
January 12, 1996;      Paradigm          6,000,000 Assets and
Common Stock           Advanced                    liabilities
                       Technologies                valued at
                       Joint Venture               $56,145

February, 1996;        Private           3,000,000 $300,000
Common Stock           Placement
                       investors

February, March,       Private           2,800,000 $700,000
April and May, 1996;   Placement
Common Stock           investors

June through           Private           2,158,351 $647,500
November, 1996;        Placement
Common Stock           investors

November, 1996;        PTI Financial     165,418   $49,625
Common Stock           Corp.

January 1997;          Directors and   7,583,334   Services rendered
Stock Options          Officers

March 1997;            Private         3,607,111   $1,082,133.30
Warrants               Investors

March, 1997;           PTI Financial     136,676   Conversion of loan
Common Stock           Corp.                       valued at $395,000

May, 1997;             Consultants       140,000   $7,000 (option exercise)
Common Stock

September 1997;        Private Placement 210,000   $52,500
Common Stock           investors

October 1997;          Consultant         50,000   Exercise of options
Common Stock                                       valued at $2,500

October through        Consultants       560,000   Services rendered
December 1997;
Stock Options

December 1997;         Private Placement 300,000   $7,910
Common Stock           investors

January, February      Consultants       857,217   $38,573 (option exercise)
1998; Common Stock

February 1998;         Vendors of      3,720,000   $930,000
Common Stock           North York Leasing

March 1998;            Consultants     2,350,000   Services rendered
Stock Options

April 1998;            Private Placement 500,000   $50,000
Common Stock           investors

April, 1998;           Consultant        500,000   $5,000 (option exercise)
Common Stock

May 1998;              Private         2,500,000   $125,000
Common Stock           Placement investors

May, June 1998;        Consultants     1,535,000   $51,697 (option exercise)
Common Stock

July, 1998;            Private         3,000,000   $150,000
Common Stock           Placement investors

July, 1998;            Eastern         1,100,000   $55,000
Common Stock           Investments, LLC

July through           Private         2,500,000   $625,000
November 1998;         Investors
Warrants

December, 1998;        Conversion of  11,100,000   Conversion of loans valued
Common Stock           convertible                 at $550,000
                       debentures

December, 1998;        Enhanced Video    625,000   Services rendered
Common Stock           Systems

December, 1998;        Consultants     1,000,000   1,000,000 Services rendered
Common Stock

December, 1998;        Private            83,333   $4,167
Common Stock           Placement investors

December 1998;         Private         6,000,000   $300,000
Convertible Debentures Investors

December 1998;         Consultant      1,000,000   Services rendered
Convertible Debentures

December 1998;         David Kerzner   6,000,000   $99,153 loan to the
Convertible Debentures                             Company

December 1998;         Jack Kerzner    1,000,000   $50,000 loan to the
Convertible Debentures                             Company


                                     -II-2-

Item 27.  Exhibits.

      3.1  Certificate of Incorporation of the Company. (1)

      3.2  By-Laws of the Company. (1)

      4.1  1996 Stock Option Plan. (1)

      5.1 Opinion and Consent of Piper & Marbury L.L.P. regarding legality. (4)

      10.1 Distributor Agreement with Alpha Systems Lab, Inc., dated November 29, 1995, together with Amending
           Agreement dated January 24, 1996. (1)

      10.2 Consulting Agreement with Jack Y. L. Lee, dated
           February 1, 1996. (1)

      10.3 Consulting Agreement with David Kerzner, dated February
           1, 1996. (1)

      10.4 Consulting Agreement with Industry Marketing Service, dated January 1, 1996. (1)

      10.5 Agreement with Sarah Casse dated January 12, 1996.

      10.6 Share Purchase Agreement between the Company and HOJ
           Theta Realty Inc., dated June 10, 1998. (2)

      10.7 Agency Agreement between the Company and Eastern Investments, LLC, dated June 10, 1998.

      23.1 Consent of Bromberg & Associate. (4)

      23.2 Consent of Piper & Marbury L.L.P. (included in Exhibit
           5.1). (3)

      25 Power of Attorney (included on signature page to this Registration Statement) (3).

      27   Financial Data Schedule (5)


--------------

  (1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 10-SB, as amended, filed with the Commission on August 1, 1996.

  (2) Previously filed as Exhibit 10.1 to Paradigm's Form 10-QSB for the Period Ended June 30, 1998.

  (3) Filed herewith.

  (4) To be filed upon amendment.

  (5) Previously filed with the Company's Annual Report on Form 10-KSB for the Year Ended December 31, 1997 and Quarterly Report on Form 10-QSB for the Period Ended September 30, 1998.


                                     -II-3-

Item 28.  Undertakings.

      (a)  The undersigned Registrant will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i)  Include any prospectus required by Section
10(a)(3) of the 1933 Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii)Include any additional or changed information on the plan of distribution.

           (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     -II-4-

                            SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North York and the Province of Ontario, Canada, on this 30th day of November, 1998.

                               PARADIGM ADVANCED TECHNOLOGIES, INC.



                               By:  /s/ David Kerzner
                                    -----------------------------
                                    David Kerzner
                                    President and Chief Executive
                                    Officer

      Each person whose signature appears below hereby constitutes and appoints David Kerzner his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ David Kerzner       President, Chief Executive Officer,   November 30, 1998
---------------------   (Principal Exeuctive Officer) and
David Kerzner            Director



/s/ Selwyn Wener        Chief Financial Officer (Principal    November 30, 1998
---------------------    Financial Officer)
Selwyn Wener


/s/ Jacob Kerzner       Director                              November 30, 1998
---------------------
Jacob Kerzner


                                     -II-5-

EXHIBIT INDEX


Exhibit
Number     Description                                         Page
-------    -----------                                         ----

3.1   Articles of Incorporation of the Company..................(1)

3.2   By-Laws of the Company....................................(1)

4.1   Stock Option Plan.........................................(1)

5.1   Opinion and Consent of Piper & Marbury L.L.P. regarding
      legality..................................................(4)

10.1  Distributor Agreement with Alpha Systems Lab, Inc., dated
      November 29, 1995,
      together with Amending Agreement dated January 24, 1996...(1)

10.2  Consulting Agreement with Jack Y. L. Lee dated February 1,
      1996......................................................(1)

10.3  Consulting Agreement with David Kerzner, dated February 1,
      1996......................................................(1)

10.4  Consulting Agreement with Industry Marketing Service, dated
      January 1, 1996...........................................(1)

10.5  Agreement with Sarah Casse dated January 12, 1996.........(1)

10.6  Share Purchase Agreement between the Company and HOJ Theta
      Realty Inc., dated June 10, 1998..........................(2)

10.7  Agency Agreement between the Company and Eastern
      Investments, LLC, dated June 10, 1998.....................(4)

23.1  Consent of Bromberg & Associate ..........................55

23.2  Consent of Piper & Marbury L.L.P. (included in Exhibit
      5.1)......................................................(4)

25    Power of Attorney (included on signature page to this
      Registration Statement)...................................53

27    Financial Data Schedule...................................(5)


--------------

  (1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 10-SB, as amended, filed with the Commission on August 1, 1996.

  (2) Previously filed as Exhibit 10.1 to Paradigm's Form 10-QSB for the Period Ended June 30, 1998.

  (3) Filed herewith.

  (4) To be filed upon amendment.

  (5) Previously filed with the Company's Annual Report on Form 10-KSB for the Year Ended December 31, 1997 and Quarterly Report on Form 10-QSB for the Period Ended September 30, 1998.


                                     -II-6-

                                                                 EXHIBIT 23.1



                CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Paradigm Advanced Technologies, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                    Bromberg & Associate



Downsview, Ontario
November 30, 1998